EXHIBIT (a)(1)(i)

OFFER TO PURCHASE

The NASDAQ OMX Group, Inc.

Offer to Purchase for Cash Any and All Outstanding 2.50% Convertible Senior Notes due 2013

(CUSIP No. 631103AB4 and CUSIP No. 631103AA6)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF OCTOBER 18, 2011, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER THEIR CONVERTIBLE NOTES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION PLUS ACCRUED INTEREST. TENDERS OF CONVERTIBLE NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER.

The NASDAQ OMX Group, Inc. (the “Company,” “we” or “us”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), to purchase any and all of the outstanding 2.50% Convertible Senior Notes due 2013 of the Company (the “Convertible Notes”) that are validly tendered and not validly withdrawn prior to the Expiration Time, for cash in an amount equal to $1,025 per $1,000 principal amount of Convertible Notes purchased (the “Consideration”). The Company’s offer to purchase the Convertible Notes is referred to as the “Offer”.

The Company’s obligation to accept for payment, and to pay for, any Convertible Notes validly tendered pursuant to the Offer is subject to satisfaction or waiver of all the conditions described in this Offer to Purchase. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. See “Conditions to the Offer.”

If a Holder (as defined below) validly tenders its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will also pay to such Holder all accrued and unpaid interest on such Convertible Notes from and including the last interest payment date of August 15, 2011 up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). No tenders will be valid if submitted after the Expiration Time.

Any holder of record of Convertible Notes (each, a “Holder” and, collectively, “Holders”) desiring to tender, and any beneficial owner of Convertible Notes desiring that the Holder tender, all or any portion of such Holder’s Convertible Notes must comply with the procedures for tendering Convertible Notes set forth herein in “Procedures for Tendering and Withdrawing Convertible Notes” and in the Letter of Transmittal.

Any questions or requests for assistance concerning the Offer may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC (the “Dealer Managers”) or D. F. King & Co., Inc. (the “Information Agent”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners should contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. D. F. King & Co., Inc. is acting as depositary (the “Depositary”) in connection with the Offer.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS (OR COMMITTEE THEREOF), THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS CONVERTIBLE NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES TO TENDER.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offer are:

BofA Merrill Lynch	UBS Investment Bank

September 20, 2011

IMPORTANT INFORMATION

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the Expiration Time, of which Convertible Notes tendered are accepted for payment pursuant to the Offer. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. Convertible Notes accepted for purchase pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Notwithstanding any other provisions of the Offer, the Company’s obligation to accept for payment, and to pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal. See “Conditions to the Offer.”

Payment for the Convertible Notes will be made by the deposit of immediately available funds by the Company with the Depositary promptly following the Expiration Time, and is expected to be made on the next business day following the Expiration Time (the date of payment with respect to the Offer being referred to herein as the “Payment Date”). The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment for Convertible Notes tendered pursuant to the Offer, or the payment for Convertible Notes accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the Consideration and Accrued Interest will not be paid or become payable to Holders who have validly tendered their Convertible Notes pursuant to the Offer. In any such event, the Convertible Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holders.

From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Convertible Notes that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or any such affiliate may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase Convertible Notes until ten business days after the expiration or termination of the Offer, other than the Company’s purchases of Convertible Notes in connection with the Offer. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY

i

CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN.

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN AND INCORPORATE BY REFERENCE IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Any Holder who desires to tender Convertible Notes and who holds physical certificates evidencing such Convertible Notes must complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 2 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Convertible Notes being tendered and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Only Holders—i.e., record owners, as reflected on the Company’s registry of ownership—are entitled to tender Convertible Notes.

A beneficial owner of the Convertible Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Convertible Notes on the beneficial owner’s behalf. The Depository Trust Company (“DTC”) has authorized DTC participants that hold Convertible Notes on behalf of beneficial owners of Convertible Notes through DTC to tender their Convertible Notes as if they were Holders. The Depositary and DTC have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Convertible Notes, DTC participants must tender their Convertible Notes to DTC through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held Through DTC.” Holders desiring to tender their Convertible Notes on the day when the Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary. See “Dealer Managers, Information Agent and Depositary.”

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Convertible Notes in accordance with the procedures set forth herein and in the Letter of Transmittal.

ii

SUMMARY TERM SHEET

The following summary is not complete and is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase, the related Letter of Transmittal and any supplements hereto or thereto. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	The NASDAQ OMX Group, Inc., a Delaware corporation.

The Convertible Notes	2.50% Convertible Senior Notes due 2013 of the Company. See “Impact of the Offer on Rights of the Holders of the Convertible Notes.”

The Offer	The Company is offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time, in each case for the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. See “The Offer.”

Purpose of the Offer; Source and Amount of Funds	The purpose of the Offer is to purchase any and all of the outstanding Convertible Notes in order to retire the debt associated with the Convertible Notes. The Company expects to fund purchases of Convertible Notes tendered in the Offer with cash flow from operations and availability under the revolver in its new credit facility. The new credit facility is part of a refinancing of the Company’s existing credit facility, which has been terminated. See “The Offer—Purpose of the Transaction” and “The Offer—Source and Amount of Funds.”

Consideration; Accrued Interest	The Consideration offered is cash in an amount equal to $1,025 per $1,000 principal amount of Convertible Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. With respect to any Convertible Notes purchased in the Offer, “Accrued Interest” means unpaid interest accrued on such Convertible Notes pursuant to their terms up to but not including the Payment Date. See “The Offer.”

Payment Date	The Payment Date for the Offer is expected to be promptly after the Expiration Time. The Company expects payment to be made on October 19, 2011. See “Acceptance for Payment and Payment.”

Expiration Time	The Offer will expire at 12:00 midnight, New York City time, at the end of October 18, 2011, unless extended or earlier terminated by the Company. See “The Offer—Expiration Time; Extension; Amendment; Termination.”

Withdrawal Rights	Tendered Convertible Notes may be withdrawn by Holders at any time prior to the Expiration Time. After the Expiration Time, tendered Convertible Notes may not be withdrawn except in the limited circumstances described herein. See “Procedures for Tendering and Withdrawing Convertible Notes—Withdrawal of Tenders; Absence of Appraisal Rights.”

Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions described herein. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment of Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer.

The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Convertible Notes tendered in the Offer, or to delay the payment for Convertible Notes so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offer.”

Procedures for Tendering and Withdrawing Convertible Notes	Any Holder who desires to tender Convertible Notes pursuant to the Offer, and holds physical certificates evidencing such Convertible Notes, must complete and sign the related Letter of Transmittal (or manually sign a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 2 of the Letter of Transmittal and deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Convertible Notes being tendered and any other required documents, to the Depositary prior to the Expiration Time. Only a person who is the record owner of a Convertible Note, as reflected in the Company’s registry of ownership, is the Holder of that Convertible Note and is entitled to tender that Convertible Note in the Offer. Beneficial owners of Convertible Notes who hold their interests through a nominee or other person are not the Holders of those Convertible Notes and, if they wish such Convertible Notes to be tendered in the Offer, they must arrange for the Holders to effect the tender for them.

Any beneficial owner who holds Convertible Notes in book-entry form through DTC and who desires that the Convertible Notes be tendered should request the owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the owner prior to the Expiration Time. See “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held by Record Holders.”

Holders of Convertible Notes who are tendering by book-entry transfer to the Depositary’s account at DTC must execute the tender through ATOP. DTC Participants (as defined herein) that are accepting the Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the

Depositary’s account at DTC. DTC will then send an Agent’s Message (as defined herein) to the Depositary for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer as to the tender of Convertible Notes. See “Procedures for Tendering and Withdrawing Convertible Notes—Convertible Notes Held Through DTC.”

Untendered and/or Unpurchased Convertible Notes	Convertible Notes not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Although the Company has no obligation to do so, the Company may effect a satisfaction and discharge of the indenture governing the Convertible Notes or otherwise purchase and/or redeem the untendered Convertible Notes in any lawful manner available to the Company. See “Additional Considerations Concerning the Offer.” Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase Convertible Notes, other than the Company’s purchases of Convertible Notes in connection with the Offer, until ten business days after the expiration or termination of the Offer.

Acceptance for Payment and Payment	Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date, which is expected to be October 19, 2011.

Payments for Convertible Notes accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Convertible Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Convertible Notes tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax considerations relating to the Offer, see “Certain U.S. Federal Income Tax Considerations.”

Brokerage Commission	No brokerage commissions are payable by Holders to the Dealer Managers, the Information Agent, the Company, the Trustee or the Depositary.

Dealer Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC.

Depositary	D. F. King & Co., Inc.

Information Agent	D. F. King & Co., Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s website at www.sec.gov. In addition, our filings are available to the public free of charge on our corporate website at www.nasdaqomx.com. The information included or referred to on our website is not part of this Offer to Purchase.

The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this Offer to Purchase the documents listed below and any documents to the extent filed with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) on or after the date of this Offer to Purchase and until the Offer to Purchase has expired or is terminated (the “Incorporated Documents”):

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on February 24, 2011 (including those portions of our definitive proxy statement filed on April 15, 2011 and incorporated by reference therein);

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011 filed on May 5, 2011 and for the quarter ended June 30, 2011 filed on August 4, 2011; and

•

Our Current Reports on Form 8-K or 8-K/A filed on February 14, 2011, February 24, 2011, April 1, 2011, April 11, 2011, April 15, 2011, April 19, 2011, April 20, 2011 (Current Reports 11770847 and 11771434), April 21, 2011, April 25, 2011, May 2, 2011, May 16, 2011, June 2, 2011 and August 8, 2011.

The information contained in each of the documents listed above speaks only as of the date of such document and includes, but is not limited to, selected consolidated financial data regarding the Company, management’s discussion and analysis of financial condition and results of operations and our business. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer to Purchase, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase include all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in and constitute part of the Schedule TO filed by the Company with the Commission on September 20, 2011 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include, and public statements by our directors, officers and other employees may include, “forward-looking statements.” Forward-looking statements generally can be identified by the use of terms such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance identify forward-looking statements. These include, among others, statements relating to:

•	our 2011 outlook;

•	the scope, nature or impact of acquisitions, dispositions, investments or other transactional activities;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the effective dates for, and expected benefits of, ongoing initiatives;

•	the impact of pricing changes;

•	tax benefits;

•	the cost and availability of liquidity; and

•	the outcome of any litigation and/or government investigation to which we are a party and other contingencies.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•	loss of significant trading volume, market share or listed companies;

•	economic, political and market conditions and fluctuations, including interest rate and foreign currency risk, inherent in U.S. and international operations;

•	government and industry regulation;

•

our ability to successfully integrate acquired businesses, including the fact that such integration may be more difficult, time consuming or costly than expected, and our ability to realize synergies from business combinations and acquisitions;

•	covenants in our credit facilities, indentures and other agreements governing our indebtedness which may restrict the operation of our business; and

•	adverse changes that may occur in the securities markets generally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. These risk factors are discussed under the caption “Part II. Item 1A. Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 that was filed with the SEC on May 5, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 that was filed with the SEC on August 4, 2011 and more fully described in the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 that was filed with the Commission on February 24, 2011. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. You should carefully read these entire documents, including the condensed consolidated financial statements and the related notes. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events.

ABOUT THE COMPANY

The NASDAQ OMX Group, Inc., referred to herein as the “Company” or “we,” is a leading global exchange group that delivers trading, clearing, exchange technology, securities listing, and public company services across six continents. Our global offerings are diverse and include trading and clearing across multiple asset classes, market data products, financial indexes, capital formation solutions, financial services and market technology products and services. Our technology powers markets across the globe, supporting cash equity trading, derivatives trading, clearing and settlement and many other functions.

In the U.S., we operate The NASDAQ Stock Market, a registered national securities exchange. The NASDAQ Stock Market is the largest single cash equities securities market in the U.S. in terms of listed companies and in the world in terms of share value traded. As of June 30, 2011, The NASDAQ Stock Market was home to 2,724 listed companies with a combined market capitalization of approximately $4.7 trillion. In addition, in the U.S. we operate two additional cash equities trading markets, two options markets, a futures market and a derivatives clearinghouse. We also engage in riskless principal trading of over-the-counter power and gas contracts.

In Europe, we operate exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Iceland as NASDAQ OMX Nordic, and exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as NASDAQ OMX Baltic. Collectively, the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic offer trading in cash equities, bonds, structured products and exchange traded funds, as well as trading and clearing of derivatives and clearing of resale and repurchase agreements. Through NASDAQ OMX First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies. As of June 30, 2011, the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic, together with NASDAQ OMX First North, were home to 780 listed companies with a combined market capitalization of approximately $1.1 trillion.

We also operate NASDAQ OMX Armenia. In addition, NASDAQ OMX Commodities operates the world’s largest power derivatives exchange, one of Europe’s largest carbon exchanges and N2EX, a marketplace for physical U.K. power contracts.

In some of the countries where we operate exchanges, we also provide clearing, settlement and depository services.

THE OFFER

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Convertible Notes that are validly tendered and not validly withdrawn prior to the Expiration Time for the Consideration of $1,025 per $1,000 principal amount of the Convertible Notes so purchased, plus Accrued Interest on such Convertible Notes.

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date, which is expected to be October 19, 2011.

Convertible Notes accepted for payment pursuant to the Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Consideration; Accrued Interest

The Consideration for the Convertible Notes accepted for payment will be paid on the Payment Date, which is expected to be promptly after the Expiration Time. Such payments will be made by the deposit of immediately available funds by the Company with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment.”

Tenders of Convertible Notes pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. If Holders validly withdraw previously tendered Convertible Notes, such Holders will not receive the Consideration, unless such Convertible Notes are validly retendered and not again withdrawn prior to the Expiration Time (and the Company accepts the Convertible Notes for payment, upon the terms and subject to the conditions of the Offer).

Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Convertible Notes—i.e., unpaid interest that has accrued on those Convertible Notes pursuant to their terms from the last semi-annual interest payment date (which was August 15, 2011) up to but excluding the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Notes.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of October 18, 2011 unless and until the Company shall, in its sole discretion, have extended this time, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, the Company will notify DTC and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction or waiver of all the conditions described herein. See “Conditions to the Offer.”

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than issuing a timely press release.

If the Company extends the Offer or delays its acceptance for payment of, or payment for, any Convertible Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Convertible Notes on behalf of the Company. However, the ability of the Company to delay acceptance for payment of, or payment for, Convertible Notes that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law, including Rule 13e-4 under the Exchange Act.

Purpose of the Transaction

The purpose of the Offer is to purchase the Convertible Notes in order to retire the debt associated with the Convertible Notes. Any Convertible Notes the Company purchases in the Offer will be cancelled. The Company expects to fund purchases of Convertible Notes tendered in the Offer with cash flow from operations and availability under the revolver in its new credit facility. The new credit facility is part of a refinancing of the Company’s existing credit facility, which has been terminated.

Source and Amount of Funds

The total amount of funds required to purchase all of the outstanding $427,659,000 aggregate principal amount of the Convertible Notes at a price equal to $1,025 per $1,000 principal amount, to pay all accrued and unpaid interest on such Convertible Notes and to pay all anticipated fees and expenses in connection therewith is expected to be approximately $441 million. The Company expects to use cash flow from operations and availability under its new senior credit facility to pay for these amounts.

On September 19, 2011, the Company entered into a credit agreement (the “Credit Agreement”) in respect of a new credit facility provided by a syndicate of lenders. Bank of America, N.A. serves as administrative agent, swingline lender, issuing bank and a lender. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Nordea Bank AB (publ.), Merchant Banking, Skandinaviska Enskilda Banken AB (publ.), UBS Securities LLC and Wells Fargo Securities, LLC serve as joint lead arrangers and joint bookrunning managers.

The Credit Agreement provides for a $1.2 billion senior unsecured five-year credit facility comprising an unfunded $750 million revolving credit commitment (including a swingline facility and letter of credit facility) (the “Revolving Credit Facility”) and a $450 million funded term loan (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Credit Facility”). The loans under the Credit Facility have a variable interest rate based on either the London Interbank Offered Rate or the Federal Funds Rate, plus an applicable margin that varies with the Company’s debt rating. The Credit Facility is part of a refinancing of the Company’s existing credit facility, which has been terminated.

The Credit Agreement contains financial and operating covenants. Financial covenants include an interest expense coverage ratio and a maximum leverage ratio. Operating covenants include limitations on the Company’s ability to incur additional indebtedness, grant liens on assets, enter into affiliate transactions and pay dividends.

The Credit Agreement matures, and all amounts outstanding thereunder will be due and payable in full, on September 19, 2016. The Term Loan Facility is subject to scheduled quarterly amortization equal to 2.5% of the outstanding principal amount thereof. The Credit Agreement also provides for mandatory prepayments of loans in connection with certain events, such as asset sales and casualty and condemnation events, subject to certain exceptions and thresholds and to certain reinvestment rights.

This summary of the Credit Agreement is qualified in its entirety by the terms of the Credit Agreement, which is filed as Exhibit (b) to the Schedule TO and incorporated herein by reference in its entirety.

PROCEDURES FOR TENDERING AND WITHDRAWING CONVERTIBLE NOTES

The tender of Convertible Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Convertible Notes. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and the Company accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such Holder the Consideration and Accrued Interest for such Convertible Notes on the Payment Date. Any Convertible Notes tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.

Tendering Convertible Notes

The tender of Convertible Notes pursuant to any of the procedures described in this Offer to Purchase and set forth in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer. The valid tender of Convertible Notes will constitute the agreement of the Holder to deliver good and marketable title to all tendered Convertible Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

UNLESS THE CONVERTIBLE NOTES BEING TENDERED ARE DEPOSITED BY THE HOLDER INTO THE DEPOSITARY’S ACCOUNT AT DTC PRIOR TO THE EXPIRATION TIME (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR CONVERTIBLE NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED CONVERTIBLE NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.

Only registered Holders of Convertible Notes are authorized to tender their Convertible Notes pursuant to the Offer. Accordingly, to properly tender Convertible Notes or cause Convertible Notes to be tendered, the following procedures must be followed:

Convertible Notes Held Through DTC

With regard to Convertible Notes held in book-entry form through DTC, DTC or its nominee is the sole registered owner—and thus the sole Holder—of those Convertible Notes. Beneficial owners of Convertible Notes held through a participant (a “DTC Participant”) of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) are not Holders of the Convertible Notes, and any such beneficial owner that wishes its Convertible Notes to be tendered in the Offer must instruct the DTC Participant through which its Convertible Notes are held to cause its Convertible Notes to be tendered and delivered to the Depositary in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC Participants desiring that Convertible Notes be tendered on the day on which the Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Convertible Notes through DTC and chooses to accept the Offer must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message (as defined below) to the Depositary for its acceptance. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offer with respect to Convertible Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Convertible Notes into the Depositary’s account through ATOP. However, although delivery of the Convertible Notes may be effected through book-entry transfer into the Depositary’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

All Convertible Notes currently held through DTC have been issued in the form of global notes (the “Global Convertible Notes”) registered in the name of Cede & Co., DTC’s nominee. At or as of the close of business on the first business day after the Payment Date, the aggregate principal amount of the Global Convertible Notes will be reduced to represent the aggregate principal amount of the Convertible Notes, if any, held through DTC and not tendered pursuant to the Offer.

Convertible Notes Held by Record Holders

For any Convertible Notes not held in book-entry form through DTC to be tendered, the Holder of the Convertible Note—i.e., the record owner of the Convertible Note as reflected in the Company’s register of Convertible Notes—must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Convertible Notes, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time.

BENEFICIAL OWNERS OF CONVERTIBLE NOTES—I.E., THOSE WHO HOLD INTERESTS IN THE CONVERTIBLE NOTES THROUGH A BANK, BROKER OR OTHER NOMINEE OR THROUGH DTC—ARE NOT HOLDERS OF THEIR CONVERTIBLE NOTES; ONLY THE NOMINEES OF THOSE PERSONS (OR DTC) IN WHOSE NAME THE CONVERTIBLE NOTES ARE REGISTERED ON THE COMPANY’S REGISTER OF CONVERTIBLE NOTES ARE THE HOLDERS OF THE CONVERTIBLE NOTES AND MAY TENDER THE CONVERTIBLE NOTES IN THE OFFER.

All signatures on the Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Convertible Notes are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal or any Convertible Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Lost or Missing Certificates

If a Holder desires to tender Convertible Notes pursuant to the Offer, but the certificates representing such Convertible Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary for further instructions at the address or telephone number set forth herein. See Instruction 10 of the Letter of Transmittal.

Backup Withholding of U.S. Federal Income Tax

Under the “backup withholding” provisions of U.S. federal income tax law, unless the tendering Holder or other payee satisfies the conditions described in Instruction 8 of the Letter of Transmittal, the Consideration and Accrued Interest may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in “Certain U.S. Federal Income Tax Considerations”) should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. Each Non-U.S. Holder (as defined below in “Certain U.S. Federal Income Tax Considerations”) must submit the appropriate completed IRS Form W-8 (generally Form W-8BEN) to avoid backup withholding. See Instruction 8 of the Letter of Transmittal and “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in this Offer to Purchase.

Effect of Letter of Transmittal

Subject to, and effective upon, the acceptance for payment of, and payment for, the Convertible Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Convertible Notes

(i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Convertible Notes tendered thereby, (ii) waives any and all rights with respect to such Convertible Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Convertible Notes and the indenture under which the Convertible Notes were issued), (iii) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Convertible Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Convertible Notes, to convert the Convertible Notes into our shares of common stock, cash or a combination of common stock and cash, to participate in any defeasance or purchase of such Convertible Notes or be entitled to any of the benefits under the indenture under which the Convertible Notes were issued and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Convertible Notes (with full knowledge that the Depositary also acts as the agent of the Company) with respect to such Convertible Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Convertible Notes, or transfer ownership of such Convertible Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Convertible Notes for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, and for the Consideration and Accrued Interest for any tendered Convertible Notes that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all upon the terms and subject to the conditions of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Convertible Notes pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Convertible Notes. The Company’s interpretation of the terms and conditions of the Offer (including, without limitation, the instructions in the Letter of Transmittal) will be final and binding. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Convertible Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Convertible Notes received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

LETTERS OF TRANSMITTAL AND CONVERTIBLE NOTES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR CONVERTIBLE NOTES TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT.

THE METHOD OF DELIVERY OF CONVERTIBLE NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION TIME.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase, the Letter of Transmittal or any other related documents. Holders must tender their Convertible Notes in accordance with the procedures set forth above.

Withdrawal of Tenders; Absence of Appraisal Rights

Withdrawal of Convertible Notes by Holders may only be accomplished in accordance with the following procedures. Holders may withdraw Convertible Notes tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable except that they may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f)(2) of the Exchange Act, unless such Convertible Notes have been accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in its acceptance for payment of Convertible Notes or is unable to purchase Convertible Notes validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under such Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered Convertible Notes, and such Convertible Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the person who tendered the Convertible Notes to be withdrawn and the name in which those Convertible Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Convertible Notes), if different from that of the person who deposited the Convertible Notes, (ii) contain the description of the Convertible Notes to be withdrawn, the certificate number or numbers of such Convertible Notes, unless such Convertible Notes were tendered by book- entry delivery, and the aggregate principal amount represented by such Convertible Notes, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the Convertible Note trustee register the transfer of the Convertible Notes into the name of the person withdrawing such Convertible Notes and (iv) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties. No withdrawal of Convertible Notes shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Convertible Notes may not be rescinded, and any Convertible Notes properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Convertible Notes by following one of the procedures for tendering Convertible Notes described herein at any time prior to the Expiration Time.

There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to the Offer on or prior to the Expiration Time. The Company expects payment to be made on October 19, 2011. Any Convertible Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled.

The Company, at its option, may elect to extend the Expiration Time to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Convertible Notes tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Convertible Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates representing such Convertible Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Convertible Notes validly tendered and not validly withdrawn prior to such Expiration Time, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Convertible Notes. On the Payment Date, the Company will deposit the Consideration and Accrued Interest with DTC, in the case of Convertible Notes tendered by book-entry transfer, or with the Depositary, in the case of Convertible Notes tendered in the form of physical certificates. DTC or the Depositary, as applicable, will thereafter transmit to the Holders of Convertible Notes accepted for payment the Consideration and Accrued Interest.

If the Company extends the Offer or delays its acceptance for payment of, or payment for, Convertible Notes tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Convertible Notes on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Convertible Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Convertible Notes validly tendered and accepted for payment pursuant to such Offer.

Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Convertible Notes. UNDER NO CIRCUMSTANCES WILL ANY ADDITIONAL INTEREST BE PAYABLE BECAUSE OF ANY DELAY IN THE TRANSMISSION OF FUNDS TO THE HOLDERS OF CONVERTIBLE NOTES PURCHASED PURSUANT TO THE OFFER.

Tendering Holders of Convertible Notes will not be required to pay brokerage commissions or fees with respect to the tendering of Convertible Notes pursuant to the Offer.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment and to pay for any Convertible Notes validity tendered pursuant to the Offer is conditioned on satisfaction or waiver of all the conditions described herein. See “Conditions to the Offer.”

If the Offer is terminated or the Convertible Notes are validly withdrawn prior to the Expiration Time, or the Convertible Notes are not accepted for payment, the Consideration and Accrued Interest will not be paid or become payable. If any tendered Convertible Notes are not purchased pursuant to the Offer for any reason, or certificates are submitted evidencing more Convertible Notes than are tendered, such Convertible Notes not purchased will be returned, without expense, to the tendering Holder (or, in the case of Convertible Notes tendered by book-entry transfer, such Convertible Notes will be credited to the account maintained at DTC from which those Convertible Notes were delivered), unless otherwise requested by such Holder under “A. Special Issuance/Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer. The Offer does not have as a condition that a minimum principal amount of Convertible Notes be tendered.

General Conditions. Notwithstanding any other provision of the Offer, subject to applicable law, the Company shall not be required to accept for payment any Convertible Notes validly tendered in the Offer and may, in its sole discretion, terminate or amend the Offer if on or after September 20, 2011, and at or prior to the Expiration Time, any of the following events shall occur:

•

in our reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:

•

challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Convertible Notes pursuant to the Offer; or

•

could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Convertible Notes pursuant to the Offer;

•

in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:

•	could make the acceptance for payment of, or payment for, some or all of the Convertible Notes illegal or could otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•	could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Convertible Notes to be purchased pursuant to the Offer; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•	in our reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after September 20, 2011;

•	any material escalation of any war or armed hostilities which had commenced before September 20, 2011;

•

any limitation, whether or not mandatory, imposed by any governmental, regulatory, self- regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Convertible Notes or in the Company’s common stock;

•

any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Offer to us;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•

a tender or exchange offer for any or all of our common stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

All of the General Conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the events listed above has occurred and that, regardless of the circumstances giving rise to the event (including any action or inaction by us), such event makes it inadvisable to proceed with the Offer or with acceptance for payment of any Convertible Notes tendered in the Offer.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of the Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Convertible Notes tendered in the Offer if certain events described under “Conditions to the Offer” occur, (ii) waive any and all of the conditions of the Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Time or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

IMPACT OF THE OFFER ON RIGHTS OF THE HOLDERS OF THE CONVERTIBLE NOTES

As of September 20, 2011, the Company had outstanding $427,659,000 aggregate principal amount of its 2.50% Convertible Senior Notes due 2013. If the Company accepts Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, the Company will pay the Holders the Consideration and Accrued Interest for all Convertible Notes purchased from them in the Offer, and thereby such Holders will give up certain rights associated with their ownership of such Convertible Notes. Below is a summary of certain rights that such Holders will forgo if such Convertible Notes are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Convertible Notes. Please refer to the Indenture by and between the Company, and The Bank of New York, as trustee, dated as of February 26, 2008, filed on March 3, 2008 as Exhibit 4.1 to the Company’s Current Report on Form 8-K (the “Indenture”), for the terms of the Convertible Notes. See “Where You Can Find Additional Information.”

Interest

Holders of Convertible Notes purchased in the Offer will forgo regular semi-annual payments of interest accruing on the principal of the Convertible Notes at the rate of 2.50% per annum from and after the Payment Date.

Conversion Rights of Holders

Holders of Convertible Notes purchased in the Offer will forgo the right to elect to convert those Convertible Notes into cash, shares of our common stock or a combination of the two (at a rate of 18.1386 shares per $1,000 principal amount of Convertible Notes, which equates to a conversion price of approximately $55.13 per share of common stock subject to adjustment as provided in the Indenture) under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending June 30, 2008 and prior to May 15, 2013 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is equal to or more than 130% of the conversion price of the Convertible Notes on the last day of such preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period, or measurement period, in which the trading price per $1,000 principal amount of the Convertible Notes for each day of that measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate of the Convertible Notes on each such day; or (3) upon the occurrence of certain corporate transactions. Upon conversion, Holders would have received, at the election of the Company, cash, common stock or a combination of cash and common stock. It is the Company’s current intent and policy to settle the principal amount of the Convertible Notes in cash. In addition, Holders of Convertible Notes purchased in the Offer will forgo the right to convert their Convertible Notes at the same conversion rate at any time beginning on May 15, 2013, and ending at the close of business on the business day immediately preceding the maturity date for the Convertible Notes, without regard to the foregoing circumstances.

Right of Holders to Receive Principal at Maturity

Holders of Convertible Notes purchased in the Offer will forgo the right to receive payment of the full principal amount of those Convertible Notes on the maturity date for the Convertible Notes. The Convertible Notes are scheduled to mature on August 15, 2013, but the maturity is subject to acceleration upon certain events of default.

Right of Holders to Require Purchase by the Company

Holders of Convertible Notes purchased in the Offer will forgo the right to require the Company to purchase for cash all or a portion of such Holders’ Convertible Notes upon the occurrence of a fundamental change (as defined in the Indenture), at a price equal to 100% of the principal amount of the Convertible Notes to be purchased plus any accrued and unpaid interest, if any, to the purchase date.

This description of the terms of the Convertible Notes and the Indenture is qualified in its entirety by the terms of the Indenture, which is filed as an exhibit to the Schedule TO and incorporated by reference herein.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder and owner of Convertible Notes before deciding whether the Convertible Notes should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Position of the Company Concerning the Offer

Holders of Convertible Notes purchased in the Offer will receive cash in an amount that is greater than the principal amount of those Convertible Notes and, following the Payment Date, will forgo interest, conversion and other rights associated with these Convertible Notes. Neither the Company nor its management or board of directors (or committee thereof) nor the Dealer Managers, Depositary or the Information Agent makes any recommendation to any Holder or owner of Convertible Notes as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Convertible Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information included or incorporated by reference in this Offer to Purchase and the Letter of Transmittal, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender.

Tax Treatment of Purchase of Convertible Notes in the Offer

The sale of a Convertible Note pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Please see “Certain U.S. Federal Income Tax Considerations” for a more detailed discussion.

Limited Trading Market for Convertible Notes Not Purchased in the Offer

The Convertible Notes are not listed on any national or regional securities exchange. To the extent that Convertible Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Convertible Notes that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Convertible Notes that are not tendered and accepted for payment pursuant to the Offer may be adversely affected to the extent that the Offer reduces the float for such Convertible Notes. There is no assurance that an active market in the Convertible Notes will exist or as to the prices at which the Convertible Notes may trade after consummation of the Offer.

Trading Price of Convertible Notes

Because the Convertible Notes are convertible into shares of the Company’s common stock, the trading price of the Convertible Notes is directly affected by factors affecting the trading price of the Company’s common stock, the general level of interest rates and the Company’s credit quality. It is impossible to predict whether the price of the Company’s common stock or interest rates will rise or fall or whether the Company’s credit ratings will improve or decline in the future. The trading prices of the Company’s common stock and the Convertible Notes are influenced by several factors, many of which are out of the Company’s control.

Treatment of Convertible Notes Not Purchased in the Offer

Convertible Notes not tendered and/or accepted for payment in the Offer will remain outstanding. The terms and conditions governing the Convertible Notes, including the covenants and other protective provisions contained in the Indenture governing the Convertible Notes, will remain unchanged. No amendment to the Indenture is being sought. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Convertible Notes, other than the Company’s purchases of Convertible Notes in connection with the Offer, until ten business days after the expiration or termination of the Offer. From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, we or our affiliates may acquire Convertible Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our affiliates will choose to pursue in the future.

MARKET INFORMATION ABOUT THE CONVERTIBLE NOTES

There is no established reporting system or trading market for trading in the Convertible Notes. To the extent that the Convertible Notes are traded, prices of the Convertible Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

Our common stock, which may be issued upon conversion of the Convertible Notes, is listed on The NASDAQ Stock Market under the symbol “NDAQ.” The following table sets forth, for the periods indicated, the high and low sale prices for our common stock for the periods indicated.

	High	Low
Fiscal year ending December 31, 2011
Third Quarter (through September 19, 2011)	$26.32	$20.32
Second Quarter	29.50	23.02
First Quarter	29.71	23.09
Fiscal year ended December 31, 2010
Fourth Quarter	$24.34	$19.07
Third Quarter	20.54	17.18
Second Quarter	23.11	17.54
First Quarter	21.33	17.87
Fiscal year ended December 31, 2009
Fourth Quarter	$21.02	$17.63
Third Quarter	23.24	18.71
Second Quarter	22.93	17.51
First Quarter	27.39	18.35

On September 19, 2011, the last reported sale price of our common stock on The NASDAQ Stock Market was $24.79 per share.

We had 177,064,158 shares of common stock, $0.01 par value, outstanding as of June 30, 2011.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK AND THE CONVERTIBLE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the tender of Convertible Notes pursuant to the Offer and the receipt of the Consideration and Accrued Interest. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and rulings and administrative and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary assumes that the Holders of the Convertible Notes have held their Convertible Notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not discuss all aspects of U.S. federal income taxation which may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special U.S. federal income tax rules (e.g., financial institutions, broker-dealers, partnerships or other pass-through entities (and investors thereof), insurance companies, expatriates, tax-exempt organizations, Holders who hold their Convertible Notes as part of a hedge, straddle or conversion or other integrated transaction and U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar), nor does it address state, local or foreign tax consequences or any U.S. federal tax consequences (e.g., estate or gift) other than U.S. federal income tax consequences. In addition, the Company has not sought a formal legal opinion from the Internal Revenue Service (the “IRS”) or from its tax counsel regarding any U.S. federal income tax consequences of tendering Convertible Notes pursuant to the Offer and there is no assurance that the IRS would not challenge any of the conclusions set forth herein.

EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Convertible Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) that is created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a U.S. person.

If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Convertible Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships that are Holders of Convertible Notes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering Convertible Notes.

Sale of Convertible Notes Pursuant to the Offer. The receipt of the Consideration by a U.S. Holder in exchange for the Convertible Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Consideration paid to such U.S. Holder in respect of its tendered Convertible Notes (which does not include payments of Accrued Interest) and (ii) such U.S. Holder’s adjusted tax basis in its tendered Convertible Notes. A U.S. Holder’s adjusted tax basis in a Convertible Note generally will equal the U.S. Holder’s initial cost of such Convertible Note, increased by any market discount previously included in income by such U.S. Holder and decreased by the amount of any bond premium previously amortized by such U.S. Holder. Except to the extent a U.S. Holder is subject to the market discount rules discussed below, any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such Holder has held such Convertible Notes for more than one year at the time of disposition. For non-corporate U.S. Holders, certain preferential tax rates may apply to any long-term capital gain that is recognized. The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Convertible Note with “market discount.” Market discount generally is the amount by which the principal amount of the Convertible Note exceeded the U.S. Holder’s tax basis in the Convertible Note immediately after its acquisition. A Convertible Note will not be considered to have market discount if such excess is less than 1/4 of 1% of the principal amount of the Convertible Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Convertible Note to its maturity date. Any gain realized by the U.S. Holder of a Convertible Note with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has previously elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

The gross amount of the payments of Accrued Interest generally will be treated as ordinary interest income to the extent not previously included in income.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Convertible Note that is neither a U.S. Holder nor a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes). The U.S. federal income tax rules governing Non-U.S. Holders are complex and special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences to them of tendering Convertible Notes, including the application of any applicable income tax treaties.

Sale of Convertible Notes Pursuant to the Offer. The receipt of the Consideration by a Non-U.S. Holder in exchange for a Convertible Note will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of backup withholding below, any gain recognized by a Non-U.S. Holder from the sale of the Convertible Notes generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, in which case such gain would be taxable as discussed below;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied (in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax at a 30% rate (or at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source capital losses)); or

•

the Company is or has been a U.S. real property holding corporation, as defined in Section 897 of the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter and certain other requirements are met. The Company does not believe that it has been, currently is, or will become a U.S. real property holding corporation.

The gross amount of the payments of Accrued Interest to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is considered related to the Company through stock ownership;

•

such Non-U.S. Holder is not a bank that acquired its Convertible Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Accrued Interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•

either (A) the Non-U.S. Holder certifies to the Company or the paying agent on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address and certain other information, or (B) the Notes are held through certain foreign intermediaries and the beneficial owner of the Notes satisfies certain certification requirements of the applicable Treasury regulations and, in either case, neither the Company nor the paying agent has actual knowledge or reason to know that such beneficial owner is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate (unless an applicable income tax treaty provides for a lower rate) on payments of Accrued Interest that are not effectively connected with the conduct of a U.S. trade or business. In order to claim an exemption from U.S. federal withholding tax or a reduced withholding rate provided by an applicable income tax treaty or to claim exemption from U.S. federal withholding tax because the Accrued Interest is effectively connected with the conduct of a U.S. trade or business, the Non-U.S. Holder must provide either: (i) a properly executed IRS Form W-8BEN claiming an exemption from U.S. federal withholding tax or reduced rate of tax under an applicable tax treaty, or (ii) a properly executed IRS Form W-8ECI stating that the Accrued Interest is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If the gain recognized from the sale of the Convertible Notes or the Accrued Interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such gain or Accrued Interest will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates generally in the same manner as a U.S. Holder (and, in the case of corporate Non-U.S. Holders, a 30% (or a lower applicable income tax treaty rate) branch profits tax may also apply on such corporate Non-U.S. Holder’s effectively connected earnings and profits (as determined for U.S. federal income tax purposes).

Non-U.S. Holders should consult their own tax advisors regarding the availability of a refund of any U.S. federal withholding tax that is applied to payments made to such Non-U.S. Holder with respect to the sale of a Convertible Note pursuant to the Offer.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to the sale of Convertible Notes pursuant to the Offer. If you are a tendering U.S. Holder, U.S. federal income tax law requires that you provide the Depositary with your correct taxpayer identification number (“TIN”) which, in the case of an individual, is your social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Certain U.S. Holders, including corporations, are exempt from these information reporting requirements.

Payments received by a U.S. Holder pursuant to the Offer may be subject to backup withholding of U.S. federal income tax (currently imposed at a 28% rate) if the Depositary is not provided with the U.S. Holder’s correct TIN or an adequate basis for exemption. To prevent backup withholding, each tendering U.S. Holder must complete the Substitute Form W-9 included with the Letter of Transmittal, and provide either (i) its correct TIN and certain other information under penalties of perjury or (ii) an adequate basis for exemption. Each tendering Non-U.S. Holder must submit an applicable, properly completed IRS Form W-8 (generally IRS Form W8-BEN), certifying, under penalties of perjury, such Non-U.S. Holder’s non-U.S. status in order to establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, it will be allowed as a credit against the U.S. federal income tax liability of persons subject to backup withholding. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders should consult their tax advisors about the filing of a U.S. federal income tax return in order to obtain a refund.

DEALER MANAGERS, INFORMATION AGENT AND DEPOSITARY

We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC to act as the Dealer Managers in connection with the Offer. In their role as Dealer Managers, the Dealer Managers may contact Holders, brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact the Dealer Managers. The Dealer Managers will receive reasonable and customary compensation for their services and will be reimbursed for their out-of-pocket expenses in connection therewith. We also have agreed to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Dealer Managers and their affiliates engage in various investment banking, commercial banking and financial advisory transactions with us and our affiliates. In addition, from time to time, the Dealer Managers and their affiliates may effect transactions for their respective accounts or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

D. F. King & Co., Inc. has been appointed the Information Agent for the Offer and will be paid customary fees for its services and will be reimbursed for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

D. F. King & Co., Inc. has been appointed the Depositary for the Offer and will be paid customary fees for its services and will be reimbursed for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Convertible Notes and in handling or forwarding tenders of Convertible Notes by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent and Depositary as described above) for soliciting tenders of Convertible Notes pursuant to the Offer. Holders and owners holding Convertible Notes through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Convertible Notes through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Convertible Notes held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary.

MISCELLANEOUS

Securities Ownership

The Company repurchased approximately $47 million aggregate principal amount of the Convertible Notes in 2009 and currently neither the Company nor any of its majority-owned subsidiaries beneficially own any Convertible Notes. In addition, based on the Company’s records and on information provided to the Company by its directors and executive officers, to the Company’s knowledge after making reasonably inquiry, none of its directors, executive officers or controlling persons beneficially own any Convertible Notes. In 2010, the Company repurchased shares of its outstanding common stock pursuant to a share repurchase program authorized by its board of directors. The Company may consider repurchasing additional shares of its common stock in the future, however, any share repurchases would be contingent upon approval by the Company’s board of directors.

Recent Securities Transactions

Based on the Company’s records and on information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company nor, to the Company’s knowledge after making reasonably inquiry, any of its affiliates or subsidiaries or persons controlling the Company, and, to the Company’s knowledge after making reasonably inquiry, none of the directors or executive officers of the Company or any of its subsidiaries, or any affiliates or subsidiaries of any of the foregoing, have effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase.

Other Material Information

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Convertible Notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

The Depositary for the Offer is:

D. F. King & Co., Inc.

By Mail, By Hand and Overnight Delivery:

48 Wall Street – 22nd Floor

New York, New York 10005

By Facsimile (for eligible institutions only):	Confirmation call:

(212) 809-8838	(212) 493-6996
Attn: Elton Bagley

Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Incorporated Documents may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, New York 10005

Banks and broker call: (212) 269-5550

All others call toll free: (800) 628-8536

Email: nasdaqomx@dfking.com

The Dealer Managers for the Offer are:

BofA Merrill Lynch	UBS Investment Bank

Attention: Debt Advisory Services	Attention: Liability Management Group

214 North Tryon Street, 17th Floor	677 Washington Boulevard

Charlotte, North Carolina 28255	Stamford, Connecticut 06901

Telephone: (980) 683-3215 (collect)	Telephone: (203) 719-4210 (collect)

Telephone: (888) 292-0070 (toll free)	Telephone: (888) 719-4210 (toll free)